EXHIBIT 21.1

List of Subsidiaries

Healthy Choice Markets, Inc.

Healthy Choice Markets 2, LLC

Healthy Choice Markets 3, LLC

Healthy Choice Markets 3, Real Estate LLC

Heathy Choice Markets IV, LLC

Healthy U Wholesale, Inc.

The Vitamin Store, LLC

Healthy Choice Wellness, LLC

Healthy Choice Markets V, LLC

Healthy Choice Markets VI, LLC

Healthy Choice Wellness II, LLC